Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 1, 2009 (the “Effective Date”) by and between ARTISTdirect, Inc., a Delaware corporation (the “Company”), and Dimitri Villard, (“Villard” and collectively with the Company, the “Parties”), with reference to the following facts:

WHEREAS, the Company had previously retained the services of Villard as interim Chief Executive Officer pursuant to a Services Loanout Agreement dated as of March 6, 2008 (the “Services Agreement”) between Byzantine Productions, Inc. (“Byzantine”) and the Company;

WHEREAS, the Company desires to employ Villard directly pursuant to the terms hereof; and

NOW, THEREFORE, the Company and Villard desire to set forth in this Agreement the terms and conditions of Villard’s employment with the Company.

ARTICLE I

EMPLOYMENT; TERM; DUTIES

1.1                            Engagement.  Upon the terms and conditions hereinafter set forth, the Company hereby engages Villard to serve as the Chief Executive Officer of the Company.

1.2                            Duties.  Villard shall perform such duties for the Company as are customarily associated with the position of a chief executive officer of a public company, and shall report to the Company’s Board of Directors (the “Board”).  Until notified by the Board, Villard shall also serve as Chief Executive Officer of ARTISTdirect Internet Group, Inc. and Media Defender, Inc.  Further, Villard may continue to serve as a member of the Company’s Board of Directors.

1.2.1                   Villard shall use his best efforts and abilities faithfully and diligently to promote the Company’s business interests.  For so long as Villard is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company and its subsidiaries (the “Company Group”), as such businesses are now or hereafter conducted.  Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Villard of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Villard may:

(a)                                  make and manage personal business investments of Employee’s choice without consulting the Board; and

(b)                                 continue to serve as Chairman/President of Pivotal Biosciences, Inc. and Byzantine Productions, Inc.

ARTICLE II

COMPENSATION

2.1                            Base Salary.  During the Term, as defined below, for all services rendered by Villard hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Villard shall accept, as compensation, a monthly base salary of $25,000, subject to increases as determined by the Board of Directors, in its sole discretion (“Base Salary”).

2.1.1                   The Base Salary shall be payable in accordance with the normal payroll practices of the Company.

2.2                            Bonus.  Commencing for the fiscal year ending December 31, 2009 and for each subsequent fiscal year thereafter, Villard shall receive an annual bonus (“Bonus”) equal to 33% of the amount by which the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the applicable fiscal year exceeds the target set by the Board or the Board’s Compensation Committee for such year.  Any Bonus shall be prorated for a partial fiscal year.  Notwithstanding the foregoing, the Board or Compensation Committee, in its sole discretion, may grant a Bonus in addition to the Bonus tied to EBITDA.

2.3                            Stock Options.  Villard is hereby granted options (“Options”) to purchase 3,920,000 shares of the Common Stock of the Company at $0.03 per share vesting monthly over 36 months commencing on the Effective Date.  The terms of the Options shall be set forth in a separate Option Agreement.

2.4                            Benefits.  The Company will provide to Villard health, dental, vision and/or supplemental disability insurance and other benefits as are provided to its executive employees.  At Villard’s option, the Company shall pay him $1,000 per month in lieu of medical/dental coverage.  Additionally, Villard shall receive $500 per month for a car allowance.

ARTICLE III

 BUSINESS EXPENSES

3.1                            Business Expenses.  Villard will be reimbursed for all reasonable out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company consistent with the Company’s policies and procedures, including prior approval requirements and submission of appropriate supporting documentation.

ARTICLE IV

TERMINATION OF EMPLOYMENT

4.1                            Term of Employment

Villard’s employment pursuant to this Agreement shall commence as of the date hereof and terminate on the earliest to occur of the following (the “Term”):

(a)                                  on the third anniversary of the Effective Date (the “Effective Date”);

(b)                                 upon the death of Villard (“Death”);

(c)                                  upon the delivery to Villard of written notice of termination by the Company if Villard shall suffer a physical or mental disability or illness which renders Villard, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 60 consecutive days or 180 days in any 12-month period (“Disability”);

(d)                                 upon delivery to Villard of written notice of termination by the Company For Cause; or

(e)                                  upon the delivery to the Company of written notice of termination by Villard for Good Reason.

4.2                            Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.2.1                   “For Cause” shall mean, in the context of a basis for termination of Villard’s employment with the Company:

(a)                                  Villard is convicted of, or pleas nolo contendere (no contest) to, any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved;

(b)                                 Villard’s willful misconduct in the performance of Villard’s duties hereunder;

(c)                                  Villard’s gross negligence in the performance of his duties hereunder or willful and repeated failure or refusal to perform such duties as may be delegated to Villard by the Company commensurate with his position; or

(d)                                 Villard is in material breach of any provision of this Agreement, and failure of Villard to cure such breach within fourteen (14) days from receipt of written notice of such breach.

4.2.2                   “Good Reason” giving rise to Villard’s right to terminate this Agreement means if Villard claims that the Company has materially breached this Agreement, Villard shall have first provided written notice to the Company of any such claimed material breach with exact details of the claimed material breach and the Company shall have had fourteen (14) days from the date of receipt of such written notice to cure any such breach, if curable, and in the event Company does so cure such breach within said fourteen (14) days, such claimed breach shall not constitute good reason or a breach of this Agreement.

4.3                            Effect of Termination

4.3.1                   If Villard’s employment is terminated pursuant to Sections 4.1(b), (c) or (d) or Section 4.4, the Company shall only be obligated to pay Villard: (i) the amount of Base Salary and Bonus, if any, accrued through the effective date of such termination; and (ii) the amount of any accrued but unused vacation time.  If Villard’s employment is terminated pursuant to Section 4.1(e) or for any other reason, the Company shall continue to pay Villard the amount of Base Salary and Bonus, if any, through the third Anniversary of the Effective Date.

4.3.2                   Villard shall have no obligation to offset any payments he receives from the Company following the termination of his employment by any payments he receives from his subsequent employer, except that any payments Villard receives under the employee benefit plans or programs of a subsequent employer shall offset any payments he receives from comparable employment benefit plan or program of the Company.

4.4                            Change in Control.  In the event of a “Change in Control,” as defined below, (i) Villard shall have the right to terminate this Agreement, and (ii) upon Villard’s written notice to the Company of his intent to terminate, this Agreement will be terminated 14 days after receipt of such notice and the Company and Villard shall have no further obligation or duties to each other, except as provided in Article V.

4.4.1                   For purposes of this Agreement, a “Change in Control” shall mean and be determined to have occurred if (A) any person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) (the “Exchange Act”) is or becomes the beneficial owner (“Beneficial Owner”) (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty one percent (51%) or more of the combined voting power of the then outstanding securities of the Company; (B) during any period of two (2) years, a majority of the members of the Board is replaced by directors who were not nominated and approved by the Board; or (C) the Company is combined with or acquired by another company and the Board shall have determined, either before such event or thereafter, by resolution, that a Change in Control will occur or has occurred.

ARTICLE V

INVENTIONS AND TRADEMARK; CONFIDENTIAL INFORMATION; NON-DISCLOSURE;

UNFAIR COMPETITION; CONFLICT OF INTEREST

5.1                            Inventions and Trademark.  All ideas, inventions, trademarks, proprietary information, know-how, processes and other developments or improvements developed by Villard, alone or with others, during the Term, that are within the scope of Company’s business operations or that relate to Company’s work or projects, are the exclusive property of Company.  In that regard, Villard agrees to disclose promptly to Company any and all inventions, discoveries, trademarks, proprietary information, know-how, processes or improvements, patentable or otherwise, that it and/or he may make from the beginning of Villard’s employment until the termination thereof, that relate to the business of Company, whether such is made solely or jointly with others.  Villard further agrees that, during the Term, he will provide Company with a reasonable level of assistance, at Company’s sole option and expense, to obtain patents in the United States of America, or elsewhere on any such ideas, inventions, trademarks and other developments, and agrees to execute all documents necessary to obtain such patents in the name of Company.

5.2                            Confidential Information.  Villard shall hold and keep confidential for the benefit of Company all secret or confidential information, files, documents other media in which confidential information is contained, knowledge or data (collectively the “Confidential Information”) relating to Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Villard during Villard’s employment by Company or any of its affiliated companies. Confidential Information does not include information that is already public knowledge at the time of disclosure (other than by acts by Villard or his representatives in violation of this Agreement) or that is provided to Villard by a third party without an obligation with Company to maintain the confidentiality of such information.  After termination of Villard’s employment with Company, he shall not, without the prior written consent of Company, or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than Company and those designated by it.  Villard shall acknowledge that all confidential documents are and shall remain the sole and exclusive property of Company regardless of who originally acquired the confidential documents.  Villard agrees to return to Company promptly upon the expiration or termination of his employment or at any other time when requested by Company, any and all property of Company, including, but not limited to, all confidential documents and copies thereof in his possession or control.  Any loss resulting from a breach of the foregoing obligations by Villard to protect the Confidential Information could not be reasonably or adequately compensated in damages in an action at law.  Therefore, in addition to other remedies provided by law or this Agreement, Company shall have the right to obtain injunctive relief, in the appropriate court, at any time, against the dissemination by Villard of the Confidential Information, or the use of such information by Villard in violation hereof.

5.2.1                   Restriction on Use of Confidential/Trade Secret Information.  Villard agrees that his use of confidential/trade secret information is subject to the following restrictions for an indefinite period of time so long as the confidential/trade secret information has not become generally known to the public:

(a)                                  Non-Disclosure.  Villard agrees that he will not publish or disclose, or allow to be published or disclosed, confidential/trade secret information to any person without the prior written authorization of the Company unless pursuant to Villard’s job duties to the Company under this Agreement.

(b)                                 Non-Removal/Surrender.  Villard agrees that he will not remove any confidential/trade secret information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement.  Villard further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain confidential/trade secret information and which are the property of the Company upon the termination of this Agreement, and that he shall not thereafter retain any copies of any such materials.

5.2.2                   Non-Solicitation of Customers/Prohibition Against Unfair Competition.  Villard agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Company’s confidential/trade secret information.  Villard agrees that he will not directly or indirectly accept or solicit, whether as an employee, independent contractor or in any other capacity, the business of any customer of the Company with whom Villard worked or otherwise had access to the Company’s confidential/trade secret information pertaining to its business with that customer during the last year of his employment with the Company.

5.3                            Non-Solicitation During Employment.  Villard shall not during his employment inappropriately interfere with the Company’s business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employ of the Company.

5.4                            Non-Solicitation of Villard.  Villard agrees that, for one year following the termination of his employment, he shall not, directly or indirectly, ask or encourage any of the Company’s employees to leave their employment with the Company or solicit any of the Company’s employees for employment.

5.5                            Breach of Provisions.  If Villard breaches any of the provisions of this Section 5, or in the event that any such breach is threatened by the Villard, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5.

5.6                            Reasonable Restrictions.  The parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Section 5, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

5.7                            Definition.  For purposes of this section 5, the term “Company” shall be deemed to include any parent, subsidiary or affiliate of the Company.

ARTICLE VI

MISCELLANEOUS

6.1                            Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns.  Villard may not assign any of his rights and obligations under this Agreement.  The Company may assign its rights and obligations under this Agreement to any successor entity.

6.2                            Indemnification.  The Company shall indemnify, defend and hold harmless Villard to the fullest extent permitted by law from any and all actions, complaints, disputes, arbitrations, investigations, guarantees or the like signed by Villard on behalf of the Company, or any other proceedings of any kind whatsoever, or threats thereof (“Claims”) and any and all damages, losses, expenses (including without limitation reasonable attorneys’ fees, disbursements and other charges of counsel incurred by Villard and selected by Company) or other liabilities, contingent or otherwise, of any kind whatsoever arising from or relating to any aspect of Villard’s relationship with the Company, the performance of any of Villard’s duties hereunder, or otherwise arising from or relating to any aspect of Villard’s relationship with the Company and any current or future subsidiary or affiliates, the performance of any of Villard’s duties hereunder, or otherwise arising from or relating to any action or inaction of Villard while serving as an officer or director of the Company or, if applicable, as an officer or director of the Company, or, if applicable, as an officer or director of any other entity or as a fiduciary of any benefit plan, including without limitation any personal liability of any kind under any law, rule, regulation, agreement or understanding applicable to the Company and the persons who serve as officers and directors thereof or any subsidiary or affiliate thereof, during the Term or thereafter unless a result of Villard’s gross negligence or willful misconduct.

The Company shall cover Villard under general liability insurance, errors and omissions insurance (if any) and any other Company insurance, both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors and will make available to Villard any certificates of the foregoing.

6.3                            Notices.  Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.3:

If to the Company:	ARTISTdirect, Inc.
1601 Cloverfield Boulevard, Suite 400S
Santa Monica, California 90404-4082
	Telephone:	(310) 956-3300
	Facsimile:	(310) 956-3301
	Attention:	Chief Financial Officer

If to Villard:	8721 Santa Monica Blvd., Suite 100
Los Angeles CA 90069
Telephone: (310) 734-4551
Facsimile: (310) 362-8898

6.4                            Severability.  If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein.  In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.5                            Waiver.  No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.6                            Entire Agreement.  This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Byzantine or Villard, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement, including the Services Agreement.  This Agreement does not constitute a commitment of the Company with regard to Villard’s employment, express or implied, other than to the extent expressly provided for herein.

6.7                            Amendment.  No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

6.8                            Authority.  The Parties each represent and warrant that it or he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.9                            Attorneys’ Fees.  If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

6.10                      Titles.  The titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.11                      Applicable Law; Choice of Forum.  This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

6.12                      Arbitration.

6.12.1             Scope.  To the fullest extent permitted by law, Villard and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Villard and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Villard’s claims arise out of or relate to their actions on behalf of the Company.

6.12.2             Arbitration Procedure.  To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.  The arbitration will be conducted in Los Angeles, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”).  The Arbitrator is to be selected by the mutual agreement of the Parties.  If the Parties cannot agree, the Superior Court will select the arbitrator.  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law.  The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator.  The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction thereof.  The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

6.13                      This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company.  In the event of any such merger or consolidation or transfer of assets, Villard’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARTISTdirect, Inc., a Delaware corporation

Dimitri Villard	By:
Name:
	Title:	Chief Financial Officer